IDM ENVIRONMENTAL CORP.

         PROXY FOR SPECIAL MEETING OF STOCKHOLDERS _______________, 2000

       (This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of IDM Environmental Corp. hereby appoints Joel A. Freedman and Frank A. Falco, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Stockholders of IDM Environmental Corp. to be held at _____ a.m., local time, on ___________________, 2000, at the
___________________________________________.

1. Approval of a Plan of Reorganization and Merger by and among IDM Environmental Corp., Fusion Networks Holdings, Inc. and IDM Merger Subsidiary, Inc., pursuant to which a holding company will be formed with IDM becoming a wholly-owned subsidiary of Fusion Networks Holdings, Inc. , whereby Fusion Networks, Inc. and IDM Environmental Corp. will become wholly-owned subsidiaries of Fusion Networks Holdings, Inc. and each shareholder of Fusion Networks, Inc. will receive one share of common stock of Fusion Networks Holdings, Inc. for each share of Fusion Networks, Inc. held.


           FOR     [     ]   AGAINST    [     ]        ABSTAIN    [     ]

2. Approval of an Agreement and Plan of Merger by and among Fusion Networks Holdings, Inc., Fusion Networks, Inc. and IDM/Fusion Acquisition Corporation, pursuant to which Fusion Networks, Inc. will become a wholly-owned subsidiary of Fusion Networks Holdings, Inc.

           FOR     [     ]   AGAINST    [     ]        ABSTAIN    [     ]

3. Approval of an amendment to the IDM Environmental Corp. 1998 Comprehensive Stock Option and Award Plan, as assumed by Fusion Networks Holdings, Inc., which will (a) increase the number of shares of common stock reserved for issuance under such plan by an additional 1,600,000 shares, and (b) fix 400,000 as the maximum number of shares which may be subject to awards granted under the 1998 Stock Option Plan to any individual in any calendar year.

            FOR     [     ]   AGAINST    [     ]        ABSTAIN    [     ]

4. In their discretion upon such other matters as may properly come before the meeting

            FOR     [     ]   AGAINST    [     ]        ABSTAIN    [     ]

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.

Dated:_____________, 2000                 ____________________________________
                                                   Signature(s) of Stockholder

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.